June 25, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read Item 4 subparagraphs (2) and (3) included in the Form 8-K dated June 25, 2002 of Budget Group, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP

ARTHUR ANDERSEN LLP

cc:	Mr. Thomas L. Kram Vice President, Controller Budget Group, Inc.